Exhibit 10.10

Amendment to Employment Agreement

This Amendment to Employment Agreement (this “Amendment”), made and entered into as of July 31, 2020, by and between Lordstown Motors Corp., a Delaware corporation (“Company”) and Rich Schmidt (“Executive”).

WHEREAS, Company and Executive are parties to that certain Employment Agreement, dated October 1, 2019 (the “Employment Agreement”);

WHEREAS, Company is pursuing a business combination with DiamondPeak Holdings Corp., a Delaware corporation, pursuant to which the Company will consummate a merger with an affiliate of DiamondPeak Holdings Corp. (the “Business Combination”); and

WHEREAS, in connection with the Business Combination, Company and Executive desire to amend the Employment Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1.             Capitalized Terms. All capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

2.             Amendments to Employment Agreement. On the day immediately preceding the date of the consummation of the Business Combination, and contingent upon, the consummation of the Business Combination, each of Sections 3(e) and 3(f) of the Employment Agreement will terminate and be of no further force or effect.

3.             Cashless Exercise of Options. Company shall allow Executive to deliver the purchase price payable for the exercise of any options held by Executive either (a) by delivering an irrevocable direction to a securities broker to sell the stock underlying the options and to deliver all or part of the proceeds to Company in payment of the purchase price, or (b) through means of a net share settlement, as determined by the Company in its discretion.

4.             Executive Acknowledgments. Executive acknowledges and agrees that the Business Combination is not, and shall not be considered, a “Change in Control” of the Company under the Employment Agreement nor a “Change in Control” of the Company under the Lordstown Motors Corp. 2019 Incentive Compensation Plan. Executive and Company further acknowledge and agree that commencing on the date on which the Company enters into a definitive agreement regarding the Business Combination and until the earlier of (i) consummation of the Business Combination or (ii) the termination of the Business Combination without consummation, Executive shall not be entitled to receive or be issued any Stock Options pursuant to Section 3(e) of the Employment Agreement or deferred cash bonus awards pursuant to Section 3(f) of the Employment Agreement.

5.             Effect of Amendment. Except as expressly amended hereby, the Employment Agreement shall be and remain in full force and effect. On and after the date of this Amendment, each reference in the Employment Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import referring to the Employment Agreement, shall mean and refer to the Employment Agreement as amended hereby. If the Business Combination is not consummated, the amendments to the Employment Agreement in Section 2 hereof shall have no force or effect.

6.             Governing Law. This Amendment shall be governed by the internal laws of the State of Ohio applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.

7.             Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first set forth above.

LORDSTOWN MOTORS CORP.

By:	/s/ Stephen S. Burns
Name:	Stephen S. Burns
Title:	Chief Executive Officer

EXECUTIVE

/s/ Rich Schmidt
Name:	Rich Schmidt

Employment Agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”), made and entered into as of October 1, 2019 (the “Effective Date”), is by and between Lordstown Motors Corp., a Delaware corporation (“Company”), and Rich Schmidt (“Executive”). Certain capitalized terms shall have the meaning given to them in Section 7 below.

WHEREAS, Company desires to employ Executive, and Executive desires to be employed by Company; and

WHEREAS, Company considers Executive a “key executive” and agrees to provide Executive the significant consideration described in this Agreement as and for Company’s retention of Executive.

WHEREAS, Company and Executive desire to enter into this Agreement as of the Effective Date and this Agreement shall supersede all prior employment terms and conditions, whether or not in writing.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1.             Employment Period. Subject to the terms and conditions of this Agreement, Company hereby agrees to employ Executive as the Chief Production Officer (“CPO”) of Company during the Employment Period, and Executive hereby agrees to be employed by Company and provide services for and on behalf of Company during the Employment Period subject to and in accordance with this Agreement. The period from the date of this Agreement until the Termination Date shall be referred to as the “Employment Period.”

2.             Duties. Executive agrees that, during the Employment Period, Executive will serve Company diligently and in good faith and will, subject to the exceptions below, devote his full business time, energies and talents to serving as the Chief Production Officer of Company, subject to and at the direction of Company’s Chief Executive Officer (the “CEO”) and Company’s board of directors (the “Board of Directors”). Executive shall: (a) have such duties and responsibilities commensurate with his position as Chief Production Officer and as may be reasonably assigned to Executive from time to time by the CEO or the Board of Directors, including the duties set forth on Exhibit A hereto; (b) perform all lawful duties assigned to Executive in good faith, subject to the reasonable direction of the CEO and the Board of Directors; and (c) act in accordance with written Company policies as may be in effect from time to time. Notwithstanding the foregoing, during the Employment Period Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations); provided such activities do not inhibit, prohibit, interfere with or breach any of Executive’s duties under this Agreement or common law, or otherwise conflict in any material way with the Company Business. Notwithstanding the foregoing, Executive shall be authorized to perform services and engage in business activities related to Schmidt Farms in Tennessee; consulting services and projects within RS Consulting LLC; and activities related to management of Region Services.

3.           Compensation and Benefits. Subject to the terms and conditions of this Agreement, Company shall pay Executive, and Executive agrees to accept from Company, as compensation in full for his services to be performed hereunder and for the faithful performance and observance of all of his obligations to Company hereunder, the following annual salary and other compensation during the Employment Period:

(a)     Base Salary. Company shall pay to Executive a base salary in the amount of $250,000 per annum (the “Annual Base Salary”), payable in equal periodic installments less all customary payroll deductions (with such annual salary for any part of a month to be paid on a pro-rated basis), in accordance with customary policies and normal payroll practices of Company.

(b)     Benefits. During the Employment Period, Executive and Executive’s dependents, as the case may be, shall be eligible to participate in all executive plans and programs as in effect from time to time thereof generally available to other executives of Company and subject to the terms and conditions thereof, including a 401(k) Plan, medical and dental, and disability benefits. Notwithstanding the foregoing, Company shall be permitted to amend, add to or eliminate the benefit plans at any time and at Company’s sole discretion.

(c)     Vacation. Executive shall be entitled to vacation time consistent with Company’s established programs and policies as may be in effect during the Employment Period; provided that Executive shall be entitled to four (4) weeks of vacation per year (which, if not used in a fiscal year, will not be carried to the next fiscal year).

(d)     Expense Reimbursement. Executive shall be reimbursed by Company, on terms and conditions that are substantially similar to those that apply to other similarly situated executives of Company, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging and similar items which are actually incurred by Executive in connection with the Company Business, provided that Executive complies with the policies, practices and procedures of Company for incurring expenses and submitting expense reports, receipts, or similar documentation of any such expenses.

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(e)     Key Employee Stock Options. As consideration for Executive joining Company at its initial formation, in addition to any other equity incentive plan or stock option plans, Executive shall be entitled to the issuance of options (the “Initial Stock Options”) to acquire one percent (1%) of Company’s outstanding common stock computed on a fully diluted basis as of the date of the closing of Company’s initial private capital offering, in accordance with the terms set forth in a Stock Option Agreement between Company and Executive. Upon the closing of any subsequent private capital offering that occurs prior to the Additional Issue Date (as defined herein) and, in any event, at least once during each calendar quarter that concludes prior to the Additional Issue Date (each, a “Subsequent Issuance Date”), Executive shall be awarded options to acquire an additional number of shares of Company’s common stock equal to the excess, if any, of (i) one percent (1%) of Company’s outstanding common stock computed on a fully diluted basis as of such Subsequent Issuance Date, over (ii) the number of common shares subject to any options issued by Company to Executive prior to such Subsequent Issuance Date, at a strike price equal to the fair market value of one share of Company common stock as of such Subsequent Issuance Date (all of such options issued prior to the Additional Issue Date, the “Initial Stock Options”). Upon the earlier to occur of: (i) the date of the closing of the private capital offering being handled by Company advisor Brown Gibbons Lang & Company for Company’s contemplated acquisition of the General Motors Lordstown plant; and (ii) September 18, 2021 (the “Additional Issue Date”), Executive shall be awarded options to acquire an additional number of shares of Company’s common stock equal to the excess, if any, of (i) one percent (1%) of Company’s outstanding common stock computed on a fully diluted basis as of the Additional Issue Date, over (ii) the number of common shares subject to the Initial Stock Options (the “Additional Stock Options” and together with the Initial Stock Option, the “Stock Options”), at a strike price equal to the fair market value of one share of Company common stock as of the Additional Issue Date. Upon exercise of any of the vested Stock Options Executive may make any available tax elections at Executive’s discretion, including Section 83(b) elections, to offset or limit any tax liabilities imposed against Executive related to the exercise of any Stock Options.

(f)      Deferred Cash Award. Executive shall be entitled to participate in any deferred cash bonus plan established by Company to reflect the increase in the fair market value of Company’s common stock between the date of the issuance of the Initial Stock Options and the Additional Issuance Date, subject to such terms and conditions as Company may establish.

(g)     Equity Compensation. The period during which Executive may exercise any rights ("Exercise Period") under any outstanding stock options (or any other equity award, including, without limitation, stock appreciation rights and restricted stock units) granted to Executive under any equity incentive plan adopted by the Board of Directors (the "Company Plans") shall continue as set forth in the Stock Option Agreement granting such rights; provided, however, such Exercise Period shall terminate immediately in the event Executive is terminated for Cause or for breach of the non-competition or non-solicitation provisions of this Agreement. Further, except as otherwise expressly set forth herein, in the event Executive’s employment is terminated for any reason, then the vesting of all outstanding stock options (or any other equity award, including, without limitation, stock appreciation rights and restricted stock units) shall cease. Subject to the foregoing, the time within which to exercise any stock options upon termination of Executive’s employment shall be set forth in the applicable Stock Option Agreement.

4.            Term and Termination.

(a)     Term. The term of Executive’s employment hereunder shall commence on the Effective Date and continue until terminated. The effective date of any termination hereunder shall be referred to as the “Termination Date”.

(b)     Termination. Executive’s employment hereunder may be terminated on the following terms and conditions:

(i)      by Company for Cause, effective upon written notice from Company to Executive, following the expiration, without cure, of any applicable cure period;

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(ii)     by Company for any reason other than for Cause, effective 30 days following written notice from Company to Executive;

(iii)    by Executive, effective six (6) months following written notice from Executive to Company; or

(iv)    by Change of Control as defined herein.

(c)     Death/Disability. This Agreement and Executive’s employment hereunder shall terminate immediately and automatically by reason of Executive’s death or Disability. In the event Executive's employment with Company terminates, for any reason whatsoever, including death or Disability, Executive shall be entitled to the benefits described in Section 4(h).

(d)     Severance Payment.

(i)      In the event of a Termination Upon Change of Control, Executive shall be entitled to receive an amount equal to twelve (12) months of Executive's Annual Base Salary which shall be paid according to the following schedule (subject to Section 4(d)(iv)): (a) a lump sum payment equal to one-half of such amount shall be payable within ten (10) days of following the Termination Date, and (b) one-fourth of the balance of such amount shall be payable within ten (10) days of each of the three-month, six-month, nine-month and twelve month anniversaries of the Termination Date (and in each case no interest shall accrue on such amount); provided, however, that if Section 409 A of the Internal Revenue Code of 1986, as amended (the “Code”) would otherwise apply to such cash severance payment, it instead shall be paid at such time as permitted by Section 409A of the Code. In addition to the foregoing severance payment, in the event of Executive's Termination Upon Change of Control, Executive shall be entitled to receive, within ten (10) days following the Termination Upon Change of Control, a lump sum payment equal to one hundred percent (100%) of (a) any actual bonus amount earned with respect to a previous year to the extent that all the conditions for payment of such bonus have been satisfied (excluding any requirement to be in employment with Company as of a given date which is after the Termination Date) and any such bonus was earned but is unpaid on the Termination Date; and (b) the target bonus then in effect for Executive for the year in which such termination occurs, such payment to be prorated to reflect the full number of months Executive remained in the employ of Company; provided, however, that if Section 409 A of the Code would otherwise apply to such cash payment, it instead shall be paid at such time as permitted by Section 409A of the Code. To illustrate, if Executive's target bonus at 100% equals $120,000 for the calendar year and Executive is terminated on October 15th, then the foregoing payment shall equal $100,000 (i.e., ten (10) months' prorated bonus at one hundred percent (100%) with October counting as a full month worked).

(ii)     If Company terminates Executive's employment other than for Cause, Executive shall be entitled to receive an amount equal to six (6) months of Executive's Annual Base Salary which shall be paid according to the following schedule (subject to Section 4(d)(iv)): one-sixth (1/6th) of such amount shall be payable each month during the (6) month period following such termination in accordance with Company’s regular payroll schedule; provided, however, that if Section 409A of the Code would otherwise apply to such cash severance payment, it instead shall be paid at such time as permitted by Section 409A of the Code.

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(iii)    Notwithstanding anything in this Agreement to the contrary, payments to be made upon a termination of employment under this Agreement will be made upon a “separation from service” within the meaning of Section 409A of the Code.

(iv)    Executive shall forfeit all rights to payment of severance pursuant to this Section 4(d) or otherwise unless he signs and delivers a general release and separation agreement, in form and substance reasonably acceptable to Company within 60 days after Executive’s termination of employment. Notwithstanding anything to the contrary contained herein, no severance payment will be due and payable until Executive executes and delivers such general release and separation agreement and it is not subject to revocation, if applicable.

(e)     Equity Compensation Acceleration. Upon a Termination Upon Change of Control, the vesting and exercisability of all then outstanding stock options (or any other equity award, including, without limitation, stock appreciation rights and restricted stock units) granted to Executive under any Company Plans shall be accelerated as to 100% of the shares subject to any such equity awards granted to Executive.

(f)      COBRA. If Executive timely elects coverage under the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA"), Company shall continue to provide to Executive, at Company's expense, Company's health-related executive insurance coverage for Executive only as in effect immediately prior to the Termination Upon Change of Control for a period of twelve (12) months following such Termination Upon Change of Control. The date of the "qualifying event" for Executive and any dependents shall be the Termination Date.

(g)     Indemnification. In the event of a Termination Upon Change of Control, (a) Company shall continue to indemnify Executive against all claims related to actions arising prior to the termination of Executive's employment to the fullest extent permitted by law, and (b) if Executive was covered by Company's directors' and officers' insurance policy, or an equivalent thereto (the "D&O Insurance Policy"), immediately prior to the Change of Control, Company or its successor shall continue to provide coverage under a D&O Insurance Policy for not less than twenty-four (24) months following the Termination Upon Change of Control on substantially the same terms of the D&O Insurance Policy in effect immediately prior to the Change of Control.

(h)     Rights and Payments Upon Termination. In connection with Executive’s termination from Company, regardless of the reason, Executive shall be entitled to the Minimum Payments, in addition to any payments or benefits to which Executive may be entitled under the express terms of any executive benefit plan or as required by law. Any payments to be made to Executive pursuant to this Section 4 shall be made in accordance with Company's customary policies and normal payroll practices.

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5.            Restrictive Covenants.

(a)     Confidential Information. Executive recognizes and acknowledges that he may receive certain confidential and proprietary information and trade secrets of Company, its Affiliates and Subsidiaries, including (i) internal business information (including, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, Company, its Affiliates and Subsidiaries and their respective confidential information; (iii) industry research compiled by, or on behalf of Company and its Affiliates and Subsidiaries, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, Company and its Affiliates and Subsidiaries; (iv) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (v) computer software documentation, data and data bases and updates of any of the foregoing; (collectively, “Confidential Information”). Executive will not, during or after the term of this Agreement, whether through an Affiliate or otherwise, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any Person for any reason or purpose whatsoever, except (i) to authorized representatives and employees of Company or its Affiliates and Subsidiaries and as otherwise may be proper in the course of performing Executive’s obligations under this Agreement or (ii) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that, unless otherwise prohibited by law, rule or regulation, Executive shall provide to the Board of Directors prompt notice of any such disclosure. For purposes of this Section 5(a), Confidential Information does not include any information that is or becomes generally known to the other participants in the industry in which Company and its Subsidiaries operate other than as a result of any breach of nondisclosure by any Person. The limitations in this Section 5(a) are in addition to, and not in lieu of, any other restrictions that Executive may be bound by (whether by contract or otherwise), including Company’s Proprietary Information and Inventions Agreement.

(b)     Documents and Property. All records, files, documents and other materials or copies thereof relating to the Company Business, which Executive shall prepare, receive, or use shall be and remain the sole property of Company, shall not be used by Executive in any manner that would be adverse to Company’s interests, and, other than in connection with the performance by Executive of his duties hereunder, shall not be removed from the premises of Company or any Subsidiary without Company’s prior written consent, and shall be promptly returned to Company upon Executive’s termination of employment hereunder for any reason whatsoever, together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.

(c)     Non-Competition/Non-Solicitation. During the Employment Period and for a two (2) year period thereafter (the “Restricted Period”), Executive will not, directly or indirectly, individually or as a shareholder, director, manager, member, officer, employee, agent, consultant or advisor of any Person: (i) acquire or hold any economic or financial interest in, act as a partner, member, shareholder, consultant, employee or representative of, render services to, or otherwise operate, engage in or hold an interest in any Person that engages in, or engages in the management or operation of any Person that engages in any business that competes with the Company Business; (ii) solicit orders from or seek or propose to do business with any customer or supplier of the business relating to the Company Business; or (iii) influence or attempt to influence any customer, supplier, employee , contractor, representative or advisor of the Company Business to curtail, terminate or refrain from maintaining its, his or her relationship with Company or any of its Subsidiaries.

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(d)     Non-Disparagement. During and after Executive’s employment with Company, neither Company nor Executive will make any adverse or derogatory statements, remarks or comments, oral or written, directly or indirectly, to any individual or entity about or with reference to or with respect to Executive or Company, or any of its executives, officers, managers, members, directors or agents. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e)     Remedies for Breach of Covenants. Executive acknowledges and expressly agrees that the covenants contained in this Section 5 are reasonable with respect to their duration, geographical area and scope. Executive further acknowledges that, in light of his position with Company and access to Confidential Information during the Employment Period, the restrictions contained in this Section 5 are reasonable and necessary for the protection of the legitimate business interests of Company, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to Company and such interests, and that such restrictions were a material inducement to Company to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, Company, in addition to and not in limitation of, any other rights, remedies or damages available to Company under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief, to prevent or restrain any such violation by Executive and any and all Persons directly or indirectly acting for or with his, as the case may be.

6.            Inventions and Innovations. Executive acknowledges and agrees that he is separately bound by the Proprietary Information and Invention Agreement with Company. In addition, and notwithstanding anything to the contrary in the Proprietary Information and Invention Agreement, Executive acknowledges and agrees that all right, title and interest in and to any past, present and future inventions, business applications, know-how, customer lists, trade secrets, innovations, methods, designs, ideas, improvements, copyrights, patents, domain names, trademarks, trade dress and other intellectual property which Executive personally develops or creates in whole or in part at any time and at any place during his employment with Company, and which is, directly or indirectly, related to or usable in connection with, the business activities of Company (all items set forth above are hereafter collectively referred to as the “Inventions and Innovations”), shall be and remain forever the sole and exclusive property of Company, and Executive thus automatically assigns and agrees to assign any such right, title and interest in his possession, or that he acquires, to Company. In this regard, Executive acknowledges and agrees that any Inventions and Innovations embodying copyrightable subject matter are “works made for hire,” and Executive automatically assigns and agrees to assign all right, title and interest to Company in the same if such Inventions and Innovations are not “works made for hire.” Executive agrees to promptly reveal all information relating to the Inventions and Innovations to Company and cooperate with Company to execute such documents as may be necessary to establish ownership and protection in Company’s name for the Inventions and Innovations. Notwithstanding the foregoing, Inventions and Innovations shall not include any publicly available information or any information that was developed by Executive on his own time with his own tools and/or materials and without the resources of Company or any Subsidiary thereof.

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7.            Definitions. As used throughout this Agreement, all of the terms defined in this Section 7 shall have the meanings given below.

“Affiliate” shall mean each individual, company, corporation, partnership, limited liability company, joint venture or other business entity, which is, directly or indirectly, controlled by, controls, or is under common control with, Company, where “control” means (i) the ownership of a majority of the voting securities or other voting interests or other equity interests of any company, corporation, partnership, limited liability company, joint venture or other business entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such company, corporation, partnership, limited liability company, joint venture or other business entity.

“Agreement” shall have the meaning set forth in the preamble.

“Annual Base Salary” shall have the meaning set forth in Section 3(a).

“Board of Directors” shall have the meaning set forth in Section 2.

“Cause” shall mean the Board of Directors’ determination in good faith that Executive has:

(i)     failed, disregarded or refused to substantially perform his duties and obligations to Company as required by this Agreement and the Board of Directors (other than any such failure resulting from his Disability or Executive’s termination of his employment with Company for any reason);

(ii)    breached a fiduciary responsibility to Company in any material respect;

(iii)   commission of an act of fraud, embezzlement or other misappropriation of funds;

(iv)   breached any confidentiality or proprietary information agreement in any material respect between Executive and Company;

(v)    acted with gross negligence or willful misconduct when undertaking Executive’s duties;

(vi)   breached this Agreement;

(vii)  Executive’s excessive and unreasonable absences from Executive’s duties for any reason (other than authorized leave or leave required by law or as a result of Executive’s Disability); or

(viii) Executive’s indictment for, conviction of, or plea of guilty or nolo contendere to, (A) a felony, (B) a misdemeanor (other than traffic or motor vehicle violations), or (C) any other act, omission or event that, in any such case, has caused or is likely to cause economic harm to Company or any of its Subsidiaries or the image, reputation and/or goodwill of Company or its Subsidiaries or that Company in good faith believes is reasonably likely to cause material harm to the image, reputation and/or goodwill of Company or its Subsidiaries, their respective products, services and/or trade/service marks;

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Notwithstanding the foregoing, prior to Company’s termination of Executive for Cause under clauses (i) or (vi) above, Company shall give Executive written notice specifying in reasonable detail the existence of any condition and Executive shall have 30 days from the date of Executive’s receipt of such notice in which to cure the condition giving rise to Cause.

“Change of Control” means:

(i)      one Person (or more than one Person acting as a group) acquires ownership of stock of Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Company; provided, that, a Change in Control shall not occur if any Person (or more than one Person acting as a group) owns more than 50% of the total fair market value or total voting power of Company’s stock and acquires additional stock;

(ii)     a majority of the members of the Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors before the date of appointment or election; or

(iii)    one Person (or more than one person acting as a group), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of Company immediately before such acquisition(s).

A transaction shall not constitute a Change in Control if: (a) its sole purpose is to change the state of Company’s incorporation; (b) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held Company’s securities immediately before such transaction; or (c) it constitutes Company’s initial public offering of its securities.

“Code” shall have the meaning set forth in Section 4(d).

“Company” shall have the meaning set forth in the preamble.

“Company Business” shall mean the business in which Company is engaged including, but not limited to, developing, designing and manufacturing battery-electric vehicles under 10,001 GVW, and related products and services.

“Confidential Information” shall have the meaning set forth in Section 5(a).

“Disability” shall mean that Executive is unable to effectively perform the essential functions of his job by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for not less than 90 consecutive days or 125 non-consecutive days, in either case during any 12-month period (unless a longer period is required under applicable law, then during such longer period), and in any case as determined in good faith by an independent doctor selected in good faith by the Board of Directors and mutually acceptable to Executive .

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“Effective Date” shall have the meaning set forth in the preamble.

“Executive” shall have the meaning set forth in the preamble.

“Employment Period” shall have the meaning set forth in Section 1.

“Good Reason” is defined as the occurrence of any of the following: (i) a material breach of this Agreement by Company; or (ii) Executive has a material reduction in position, status, duties or responsibilities, or is assigned duties materially inconsistent with his position. If Executive wishes to terminate his employment for Good Reason, he shall first give Company thirty (30) days prior written notice of the circumstances constituting Good Reason and an opportunity to cure.

“Inventions and Innovations” shall have the meaning set forth in Section 6.

“Minimum Payments” shall mean, as applicable, the following amounts:

(i)       Executive’s earned but unpaid Annual Base Salary for the period ending on the Termination Date, with such payments to be made in accordance with Section 3(a);

(ii)      Executive’s accrued but unpaid vacation days for the period ending on the Termination Date; and

(iii)     Executive’s unreimbursed business expenses and all other items earned and owed to Executive through and including, the Termination Date.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Restricted Period” shall have the meaning set forth in Section 5(c).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association or business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (B) that Person is a general partner, managing member, manager or managing director of such partnership, limited liability company, or other business entity. For purposes hereof and unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of Company.

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“Termination Date” shall mean the date of termination of Executive’s employment as determined in accordance with Section 3.

“Termination Upon Change of Control” means:

(i)       any termination of the employment of Executive by Company without Cause during the period commencing on or after the date that Company enters into a definitive agreement that results in a Change of Control (even though still subject to approval by Company's stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is twelve (12) months following the Change of Control; or

(ii)       any resignation by Executive for Good Reason where (i) such Good Reason occurs during the period commencing on or after the date that Company enters into a definitive agreement that results in a Change of Control (even though still subject to approval by Company’s stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is twelve (12) months following the Change of Control, and (ii) such resignation occurs at or after such Change of Control and in any event within six (6) months following the occurrence of such Good Reason.

(iii)      Notwithstanding the foregoing, the term "Termination Upon Change of Control" shall not include any termination of the employment of Executive: (1) by Company for Cause; (2) by Company as a result of the Disability of Executive; (3) as a result of the death of Executive; or (4) as a result of the voluntary termination of employment by Executive for any reason other than Good Reason.

8.                  Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given if (i) delivered personally, (ii) delivered by a recognized overnight courier service, or (iii) mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:

Lordstown Motors Corp.

2300 Hallock Young Road, S.W.

Lordstown, OH 44481

Attention: General Counsel

If to Executive, to:

Rich Schmidt

[                                    ]

or to such other address as either party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

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9.                 Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Ohio applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.

10.              FORUM SELECTION. ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN TRUMBULL COUNTY, OHIO EXECUTIVE HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED WITHIN TRUMBULL COUNTY, OHIO. EXECUTIVE HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST EXECUTIVE BY COMPANY IN ACCORDANCE WITH THIS SECTION.

11.              WAIVER OF JURY TRIAL. EXECUTIVE AND COMPANY HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS OR EVENTS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THE PARTIES HERETO EACH AGREE THAT ANY AND ALL SUCH CLAIMS AND CAUSES OF ACTION TRIED BY A COURT SHALL BE TRIED WITHOUT A JURY. EACH OF THE PARTIES HERETO FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.

12.              Entire Agreement; Severability. This Agreement, together with the Proprietary Information and Inventions Agreement, the Company Plans and any applicable Stock Option Agreement, constitute the entire agreement between Executive and Company concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and Executive hereby agrees that such scope may be judicially modified accordingly.

13.              Withholding of Taxes. Company may withhold from any amounts or other benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling.

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14.              No Assignment. Executive’s rights to receive payments or benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will, by the laws of descent or distribution or to a revocable living trust of Executive. In the event of any attempted assignment or transfer contrary to this Section 14, Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15.             Successors. This Agreement shall be binding upon and inure to the benefit of Company, its successors and assigns (including any company into or with which Company may merge or consolidate).

16.              Survival. The provisions of Sections 4, 5, 6, 7, 9, 10, 11, 12, 13, and 14 shall survive the termination of this Agreement.

17.             Amendment; Waivers. This Agreement may not be amended or modified except by written agreement signed by Executive and Company. No waiver of any provision or condition of this Agreement by any party shall be valid unless set forth in a writing signed by such party. No such waiver shall be deemed to be a waiver of any other or similar provision or condition, or of any future event, act, breach or default, and no course of dealing shall be implied or arise from any waiver or series of waivers (written or otherwise) of any right or remedy hereunder.

18.              Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

19.              No Conflicting Agreement. Executive hereby represents and warrants to Company that he is not subject to any existing non-competition or other restrictive agreements, clauses or arrangements, written or oral, that in any way prohibit or constrain in any material respect his acceptance of and/or performance of duties pursuant to this Agreement, or that in any manner circumscribe the scope of activities or other business that he is entitled to pursue and consummate on behalf of Company.

20.              Construction; Miscellaneous. Whenever used in this Agreement, the singular shall include the plural and vice versa (where applicable), the use of the masculine, feminine or neuter gender shall be deemed to include the other genders (unless the context otherwise requires), the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and other words of similar import refer to this Agreement as a whole (including exhibits), the words “include,” “includes” and “including” means “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof, and shall not be deemed to limit, characterize or in any way affect the construction or enforcement of the provisions of this Agreement. This Agreement may be executed in any number of identical counterparts, any of which may contain the signatures of less than all parties, and all of which together shall constitute a single agreement. All remedies of any party hereunder are cumulative and not alternative, and are in addition to any other remedies available at law, in equity or otherwise.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

COMPANY:

LORDSTOWN MOTORS CORP.

By:	/s/ Stephen S. Burns
Name: Stephen S. Burns
Its: Chief Executive Officer

EXECUTIVE:

/s/ Rich Schmidt
Rich Schmidt

EXHIBIT A

The Executive's job responsibilities will comprise managing and overseeing all financial operations and matters of Company, including the subsidiaries, including but not limited to:

(a)       Development of scope for manufacturing plant (Lordstown) conversions from GM Chevy Cruz to the Endurance electric truck.

(b)       Leadership & oversight of the plant integration & digital factory for production readiness based on the master schedule.

(c)       Hiring, development, leadership of the manufacturing organization, quality, safety, production control, facility & human resources.

(d)       Development of the manufacturing KPI’s / metrics to achieve world class quality & capacity volumes.

(e)       Oversee and continuous improvement of the products to achieve world class quality, safety and Company profitability.